Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter 2012

LAS VEGAS, October 24, 2012 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2012.

Net revenues for the third quarter of 2012 were $1,298.5 million, compared to $1,298.3 million in the third quarter of 2011. Adjusted property EBITDA (1) was $402.6 million for the third quarter of 2012, compared to $381.1 million in the third quarter last year, as Wynn Las Vegas’ EBITDA increased $25.3 million.

On a US GAAP basis, net income attributable to Wynn Resorts for the third quarter of 2012 was $112.0 million, or $1.11 per diluted share, compared to a net income attributable to Wynn Resorts of $127.1 million, or $1.01 per diluted share in the third quarter of 2011.

Adjusted net income (2) attributable to Wynn Resorts in the third quarter of 2012 was $149.2 million, or $1.48 per diluted share (adjusted EPS) compared to an adjusted net income attributable to Wynn Resorts of $132.6 million, or $1.05 per diluted share in the third quarter of 2011. In the third quarter of 2012, we had 100.9 million diluted shares outstanding compared to 125.9 million diluted shares outstanding in the third quarter of 2011, largely due to the redemption of Aruze USA’s 24.5 million shares on February 18, 2012.

Wynn Resorts also announced today that the Company has approved an $8.00 cash dividend, which includes the $0.50 per common share quarterly dividend. This dividend will be payable on November 20, 2012, to stockholders of record on November 7, 2012 and the stock will begin to trade ex-dividend on November 5, 2012.

Additionally, the Company plans on increasing its quarterly dividend to $1.00 per share in 2013.

Macau Operations

In the third quarter of 2012, net revenues were $910.5 million, a 4.3% decrease from the $951.4 million generated in the third quarter of 2011. Adjusted property EBITDA in the third quarter of 2012 was $292.2 million, down 1.3% from $296.0 million in the third quarter of 2011. EBITDA margin on net revenues was 32.1% in the third quarter of 2012 compared to 31.1% in the third quarter of 2011.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $27.6 billion for the third quarter of 2012, a 12.1% decline from $31.4 billion in the third quarter of 2011. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 3.08%, above the expected range of 2.7% to 3.0% and the 2.95% experienced in the third quarter of 2011.

Mass market table games revenue increased 8.3% to $211.3 million in the third quarter 2012 while mass market table games drop decreased 2.6% to $686.1 million for the quarter. Mass market table games win percentage (calculated before discounts) of 30.8% was above our revised range of 28% to 30% and above the 27.7% generated in the 2011 quarter.

Slot machine handle declined 13.2% to $983.7 million as compared to the prior year quarter. Win per unit per day was 10.9% lower at $620, compared to $696 in the third quarter of 2011.

We achieved an Average Daily Rate (ADR) of $307 for the third quarter of 2012, 2.5% below the $315 reported in the 2011 quarter. The property’s occupancy was 94.2%, compared to 93.7% during the prior year period, and revenue per available room (REVPAR) was $289 in the 2012 quarter, 2.0% below the $295 reported in the prior year quarter. Gross non-casino revenues decreased 5.3% during the quarter to $97.2 million, primarily due to an 8.5% decline in retail revenues resulting from lower sales in some of our watch stores.

We currently have 492 tables (286 VIP tables, 196 mass market tables and 10 poker tables) and 891 slot machines.

On May 2, 2012, Wynn Macau’s land concession contract was published in the official gazette of Macau. This concession contract has an initial term of 25 years with the right to renew it for additional successive periods, subject to government approval. The Company anticipates constructing a full scale integrated resort containing a casino, hotel, convention, retail, entertainment and food and beverage offerings on this land. The Company currently estimates the project budget to be in the range of $3.5 billion to $4.0 billion. The Company expects to establish a guaranteed maximum price for the project construction costs in the first half of 2013.

Las Vegas Operations

For the third quarter ended September 30, 2012, net revenues were $388.0 million, an 11.8% increase from the third quarter of 2011. Adjusted property EBITDA of $110.4 million was up 29.7% versus the $85.1 million generated in the comparable period in 2011. EBITDA margin on net revenues was 28.4% in the third quarter of 2012 compared to 24.5% in the third quarter of 2011.

Net casino revenues in the third quarter of 2012 were $155.6 million, up 22.6% from the third quarter of 2011. Table games drop of $682.3 million was up 13.1% compared to $603.5 million in the 2011 quarter and table games win percentage of 21.9% was within the property’s expected range of 21% to 24% and above the 18.3% reported in the 2011 quarter. Slot machine handle of $723.5 million was 7.4% above the $673.8 million in the comparable period of 2011 and net slot win was up 7.3% to $46.3 million.

Gross non-casino revenues for the quarter were $280.1 million, 5.3% higher than in the third quarter of 2011 due to increases in hotel and food and beverage revenues, which were partially offset by lower retail and entertainment revenues.

Room revenues were up 1.4% to $91.0 million during the quarter, versus $89.7 million in the third quarter of 2011. Average Daily Rate (ADR) was up 1.9% to $244 while occupancy of 85.7% was below the 88.3% experienced in the third quarter of 2011. Revenue per available room (REVPAR) was $209 in the 2012 quarter, 1.2% below the $212 reported in the prior year quarter.

Food and beverage revenues increased 11.1% to $132.6 million primarily due to the strength in the nightclub business. Retail revenues were $21.4 million in the quarter, only down 0.2% despite the reduction in retail square footage from the reconfiguration of the Encore retail area. Entertainment revenues declined 1.4% to $21.6 million from the third quarter of 2011.

Balance Sheet and other

Total cash and investments as of September 30, 2012 were $2.7 billion. Total debt outstanding at the end of the quarter was $5.8 billion, including $3.1 billion of Wynn Las Vegas debt, $749 million of Wynn Macau debt and $1.9 billion at the parent company.

On July 31, 2012, Wynn Macau amended and restated its credit facilities and increased the availability under its bank facility to approximately $2.3 billion, consisting of an approximately $750 million term loan facility and an approximately $1.55 billion revolving credit facility. On September 17, 2012, Wynn Las Vegas terminated its credit agreement.

In connection with amending the Wynn Macau credit facilities and the termination of the Wynn Las Vegas credit agreement, we expensed $19.7 million of deferred financing costs and third party fees during the September quarter.

During the third quarter of 2012, we spent approximately $24.0 million on our Cotai Project.

Conference Call Information

The Company will hold a conference call to discuss its results on Wednesday, October 24, 2012 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, adverse tourism trends, volatility and weakness in world-wide credit and financial markets and from governmental intervention in the financial markets, general global macroeconomic conditions, results of probity investigations, regulatory or enforcement actions and pending or future legal proceedings. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating revenues:
Casino	$1,012,841	$1,020,205	$3,015,510	$3,108,553
Rooms	119,635	120,113	362,018	355,492
Food and beverage	156,568	142,891	452,845	419,542
Entertainment, retail and other	101,087	105,530	308,398	306,900

Gross revenues	1,390,131	1,388,739	4,138,771	4,190,487
Less: promotional allowances	(91,636)	(90,435)	(273,571)	(264,558)

Net revenues	1,298,495	1,298,304	3,865,200	3,925,929

Operating costs and expenses:
Casino	653,863	679,479	1,974,207	1,988,339
Rooms	31,944	31,135	95,193	93,594
Food and beverage	80,652	73,250	235,570	214,203
Entertainment, retail and other	46,881	52,152	144,647	162,591
General and administrative	115,785	107,935	321,512	287,508
Provision for doubtful accounts	5,283	4,324	6,068	18,269
Depreciation and amortization	94,274	100,522	280,142	303,921
Property charges and other	22,721	9,662	36,547	124,070

Total operating costs and expenses	1,051,403	1,058,459	3,093,886	3,192,495

Operating income	247,092	239,845	771,314	733,434

Other income (expense):
Interest income	3,759	2,663	7,807	4,639
Interest expense, net of capitalized interest	(75,082)	(57,462)	(211,017)	(173,956)
Increase in swap fair value	—	4,118	4,930	11,483
Loss on extinguishment of debt	(19,663)	—	(24,491)	—
Equity in income from unconsolidated affiliates	190	376	911	1,242
Other	1,249	(85)	936	1,616

Other income (expense), net	(89,547)	(50,390)	(220,924)	(154,976)

Income before income taxes	157,545	189,455	550,390	578,458

Benefit (provision) for income taxes	7,626	(4,270)	12,483	(11,607)

Net income	165,171	185,185	562,873	566,851

Less: Net income attributable to noncontrolling interest	(53,136)	(58,122)	(172,210)	(143,953)

Net income attributable to Wynn Resorts, Limited	$112,035	$127,063	$390,663	$422,898

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.12	$1.02	$3.75	$3.41
Diluted	$1.11	$1.01	$3.71	$3.37
Weighted average common shares outstanding:
Basic	99,871	124,176	104,104	123,969
Diluted	100,892	125,860	105,291	125,675

Dividends declared per common share:	$0.50	$0.50	$1.50	$1.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income attributable to Wynn Resorts, Limited	$112,035	$127,063	$390,663	$422,898
Increase in swap fair value	—	(4,118)	(4,930)	(11,483)
Property charges and other	22,721	9,662	36,547	124,070
Loss on extinguishment of debt	19,663	—	24,491	—
Adjustment for noncontrolling interest	(5,179)	(5)	(6,638)	(28,774)

Adjusted net income attributable to Wynn Resorts, Limited (2)	$149,240	$132,602	$440,133	$506,711

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.48	$1.05	$4.18	$4.03

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Three Months Ended September 30, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$214,486	$12,314	$20,292	$247,092

Depreciation and amortization	31,099	62,419	756	94,274
Property charges and other	990	21,698	33	22,721
Management and royalty fees	36,574	5,822	(42,396)	—
Corporate expenses and other	7,276	6,451	18,697	32,424
Stock-based compensation	1,736	1,548	2,566	5,850
Equity in income from unconsolidated affiliates	—	138	52	190

Adjusted Property EBITDA (1)	$292,161	$110,390	$—	$402,551

	Three Months Ended September 30, 2011
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income (loss)	$213,094	$(415)	$27,166	$239,845

Depreciation and amortization	33,296	66,545	681	100,522
Property charges and other	3,010	6,646	6	9,662
Management and royalty fees	38,776	5,209	(43,985)	—
Corporate expenses and other	6,386	5,475	13,186	25,047
Stock-based compensation	1,398	1,617	2,627	5,642
Equity in income from unconsolidated affiliates	—	57	319	376

Adjusted Property EBITDA (1)	$295,960	$85,134	$—	$381,094

	Three Months Ended
	September 30,
	2012	2011
Adjusted Property EBITDA (1)	$402,551	$381,094

Depreciation and amortization	(94,274)	(100,522)
Property charges and other	(22,721)	(9,662)
Corporate expenses and other	(32,424)	(25,047)
Stock-based compensation	(5,850)	(5,642)
Interest income	3,759	2,663
Interest expense, net of capitalized interest	(75,082)	(57,462)
Increase in swap fair value	—	4,118
Loss on extinguishment of debt	(19,663)	—
Other	1,249	(85)
Benefit (provision) for income taxes	7,626	(4,270)

Net income	165,171	185,185

Less: Net income attributable to noncontrolling interest	(53,136)	(58,122)

Net income attributable to Wynn Resorts, Limited	$112,035	$127,063

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME

(amounts in thousands)

(unaudited)

	Nine Months Ended September 30, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$651,757	$36,278	$83,279	$771,314

Depreciation and amortization	89,372	188,613	2,157	280,142
Property charges and other	8,924	27,590	33	36,547
Management and royalty fees	111,007	16,462	(127,469)	—
Corporate expenses and other	21,664	19,647	33,408	74,719
Stock-based compensation	1,420	4,247	8,037	13,704
Equity in income from unconsolidated affiliates	—	356	555	911

Adjusted Property EBITDA (1)	$884,144	$293,193	$—	$1,177,337

	Nine Months Ended September 30, 2011
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$531,233	$97,368	$104,833	$733,434

Depreciation and amortization	103,329	198,594	1,998	303,921
Property charges and other	112,828	11,236	6	124,070
Management and royalty fees	112,550	17,004	(129,554)	—
Corporate expenses and other	18,928	19,400	13,780	52,108
Stock-based compensation	4,271	6,041	8,006	18,318
Equity in income from unconsolidated affiliates	—	311	931	1,242

Adjusted Property EBITDA (1)	$883,139	$349,954	$—	$1,233,093

	Nine Months Ended
	September 30,
	2012	2011
Adjusted Property EBITDA (1)	$1,177,337	$1,233,093

Depreciation and amortization	(280,142)	(303,921)
Property charges and other	(36,547)	(124,070)
Corporate expenses and other	(74,719)	(52,108)
Stock-based compensation	(13,704)	(18,318)
Interest income	7,807	4,639
Interest expense, net of capitalized interest	(211,017)	(173,956)
Increase in swap fair value	4,930	11,483
Loss on extinguishment of debt	(24,491)	—
Other	936	1,616
Benefit (provision) for income taxes	12,483	(11,607)

Net income	562,873	566,851

Less: Net income attributable to noncontrolling interest	(172,210)	(143,953)

Net income attributable to Wynn Resorts, Limited	$390,663	$422,898

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Room Statistics for Las Vegas operations:

Occupancy %	85.7%	88.3%	84.2%	88.4%
Average Daily Rate (ADR)[1]	$244	$240	$251	$240
Revenue per available room (REVPAR)[2]	$209	$212	$211	$212

Other information for Las Vegas operations:
Table games win per unit per day[3]	$7,323	$5,259	$6,397	$7,260
Table Win %	21.9%	18.3%	20.1%	25.4%
Slot machine win per unit per day[4]	$215	$187	$199	$181
Average number of table games	221	228	220	227
Average number of slot machines	2,347	2,514	2,378	2,568

Room Statistics for Macau:

Occupancy %	94.2%	93.7%	91.8%	91.0%
Average Daily Rate (ADR)[1]	$307	$315	$316	$312
Revenue per available room (REVPAR)[2]	$289	$295	$290	$284

Other information for Macau:
Table games win per unit per day[3]	$23,594	$25,134	$23,803	$24,776
Slot machine win per unit per day[4]	$620	$696	$746	$763
Average number of table games	490	485	490	478
Average number of slot machines	954	1,008	936	1,020

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.
(3)	Table games win per unit per day is shown before discounts and commissions.
(4)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com